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                                                                    EXHIBIT 99.2

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

   We hereby consent to the use of our opinion letter dated September 26, 2000 to the Members of the Special Committee of the Board of Directors of Security Capital U.S. Realty included as Appendix B to the Joint Proxy Statement and Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed transaction between Security Capital Group Incorporated and Security Capital U.S. Realty and to the references to such opinion in such Joint Proxy Statement and Prospectus under the captions "Summary--Opinions of Financial Advisors," "The Transaction--Background of the Transaction," "The Transaction--Recommendations of the U.S. Realty Special Committee and of the Full U.S. Realty Board; Fairness of the Transaction," "The Transaction--U.S. Realty's Reasons for the Transaction," and "The Transaction-- Opinion of Merrill Lynch, Financial Advisor to the U.S. Realty Special Committee" and to the inclusion of the foregoing opinion as Appendix B to the above mentioned Joint Proxy Statement and Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the "Securities Act") or the rules and regulations of the Securities Exchange Commission thereunder (the "SEC"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the SEC thereunder.

                                        Very truly yours,
                                        /s/ Tjarda Clagett

                                        Merrill Lynch, Pierce, Fenner
                                        & Smith Incorporated

December 5, 2000